Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 12, 2021)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2021 and 2020, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Gross premiums written	$18,504,000	$17,618,000	$57,732,000	$53,806,000
Net premiums written	$15,949,000	$15,605,000	$50,191,000	$48,188,000

Net premiums earned	$15,681,000	$15,289,000	$45,557,000	$45,416,000
Net investment income	852,000	884,000	2,523,000	2,809,000
Net investment gains	11,000	1,430,000	752,000	988,000
Other income	127,000	162,000	394,000	450,000
Total Revenues	16,671,000	17,765,000	49,226,000	49,663,000
Policyholder benefits and settlement expenses	11,773,000	13,303,000	32,785,000	40,622,000
Amortization of deferred policy acquisition costs	855,000	836,000	2,656,000	2,749,000
Commissions	2,066,000	1,493,000	5,901,000	5,615,000
General and administrative expenses	1,983,000	2,312,000	6,853,000	6,199,000
Taxes, licenses and fees	632,000	604,000	1,796,000	1,919,000
Interest expense	171,000	200,000	462,000	660,000
Total Benefits, Losses and Expenses	$17,480,000	$18,748,000	$50,453,000	$57,764,000
Loss Before Income Taxes	(809,000)	(983,000)	(1,227,000)	(8,101,000)
Income tax benefit	(165,000)	(205,000)	(266,000)	(1,737,000)
Net Loss	$(644,000)	$(778,000)	$(961,000)	$(6,364,000)
Loss Per Common Share	$(0.25)	$(0.30)	$(0.38)	$(2.51)
Reconciliation of Net Loss to non-GAAP Measurement
Net loss	$(644,000)	$(778,000)	$(961,000)	$(6,364,000)
Income tax benefit	(165,000)	(205,000)	(266,000)	(1,737,000)
Investment gains, net	(11,000)	(1,430,000)	(752,000)	(988,000)
Pretax Loss From Operations	$(820,000)	$(2,413,000)	$(1,979,000)	$(9,089,000)
Management Commentary on Results of Operations

Summary:
For the three months ended September 30, 2021, the Company had a net loss of $644,000, $0.25 loss per share, compared to a net loss of $778,000, $0.30 loss per share, for the three months ended September 30, 2020; a quarter over quarter improvement of $134,000. Pretax loss from operations for the third quarter of 2021 totaled $820,000 compared to a pretax loss from operations of $2,413,000 in the third quarter of 2020. Results for the third quarter of 2021 were positively impacted by a $1,530,000 decrease in claims and was the primary reason for the $1,593,000 improvement in pretax loss from operations in the third quarter of 2021, compared to the same period in 2020.

For the three months ended September 30, 2021, the Company had investment gains of $11,000 compared to investment gains of $1,430,000 for the three months ended September 30, 2020. The primary reason for the decrease in third quarter 2021 investment gains, compared to third quarter 2020 investment gains, was a $1,091,000 decline in realized gains on fixed maturities. In 2020, fixed maturity investments were sold to provide liquidity for multiple hurricane events which was the primary factor contributing to the higher prior year investment gains.

In the third quarter of 2021, the Company incurred claims, net of reinsurance recoveries, totaling $11,773,000 compared to $13,303,000 for the same period last year. The P&C segment was the primary source of the decrease with overall claims down $1,414,000 in the third quarter of 2021 compared to the third quarter of 2020. The primary component of the decline was claims associated with weather related events which declined $1,497,000, in the third quarter of 2021, compared to the same period last year. During the third quarter of 2021, the P&C segment was impacted by Hurricane Ida. Reported losses from this catastrophe event totaled $4,000,000, net of reinsurance. In comparison, the P&C segment was impacted by Hurricane Laura and Hurricane Sally during the third quarter of 2020 with reported losses totaling $2,072,000 and $2,000,000, respectively, net of reinsurance. Partially offsetting the decreases in weather related claims was an increase of $202,000 in reported fire losses for the third quarter of 2021 compared to the same period last year.

For the nine months ended September 30, 2021, the Company had a net loss of $961,000, $0.38 loss per share, compared to a net loss of $6,364,000, $2.51 loss per share, for the nine months ended September 30, 2020; a year to date improvement of $5,403,000 compared to last year. Pretax loss from operations for 2021 totaled $1,979,000 compared to a pretax loss from operations of $9,089,000 in 2020. Results for 2021 were positively impacted by a $7,837,000 decrease in claims and was the primary reason for the $7,110,000 improvement in pretax loss from operations in 2021, compared to the same period in 2020. While the P&C segment incurred losses from one hurricane during 2021, the P&C segment was impacted by multiple tornado events during the second quarter of 2020 coupled with two hurricanes during the third quarter of 2020. The decreased frequency of storm activity in 2021 was the primary reason for the improvement compared to last year.

For the nine months ended September 30, 2021, the Company had investment gains of $752,000 compared to investment gains of $988,000 for the same period in 2020; a decrease of $236,000. The primary reason for the decrease in 2021 investment gains, compared to 2020 investment gains, was a $1,001,000 decline in realized gains on fixed maturities. Partially offsetting the decrease in realized investment gains on fixed maturities was a realized gain on equity securities totaling $357,000, in 2021, compared to no gains on equity securities in 2020 as well as an increase in fair value of equity securities of $516,000.

For the nine months ended September 30, 2021, the Company incurred claims, net of reinsurance, totaling $32,785,000 compared to $40,622,000 for the same period last year. The P&C segment was the primary source of this decrease with claims down $8,163,000 in 2021, compared to 2020. The primary component of this decrease was claims reported from weather related events which declined $8,098,000 for the nine months ended September 30, 2021, compared to the same period in 2020. During 2021, the P&C segment was impacted by Hurricane Ida which lead to reported losses totaling $4,000,000, net of reinsurance. In comparison, the P&C segment was impacted by Hurricane Laura and Hurricane Sally, in 2020, with reported losses before reinsurance totaling $2,072,000 and $2,000,000, respectively, net of reinsurance. Partially offsetting the decreases in weather related claims was an increase of $637,000 in reported fire losses in 2021 compared to the same period last year.

The Company ended the first nine months of 2021 with an increase in general and administrative expenses of $654,000 compared to the same period last year. The primary reasons for this increase were cost associated with the acceleration of multiple rate filings completed and submitted during the first nine months of 2021, additional cost associated with re-underwriting our P&C business with a primary focus on property valuations, and an increase in litigation reserves. Rate adjustments approved in the first nine months of 2021 resulted in an average overall 10.5% increase in rates across all P&C programs. Rate increases will be implemented as policies renew over the next twelve months and will improve margins which have been adversely impacted by the increased frequency of weather related losses and increased reinsurance cost. As of September 30, 2021, our re-underwriting project was approximately 90% complete and the additional cost from this project began to decline in the third quarter of 2021 and should contribute to improvement in our attritional/non-cat loss ratio. The early improvement in premium revenue gains from the re-underwriting and rate adjustment efforts are reflected in gross and net premiums written in the table above and will lead to further increases in earned premium into mid-2022.

Three-month period ended September 30, 2021 compared to three-month period ended September 30, 2020

Premium Revenue:
For the three months ended September 30, 2021, net premiums earned were up $392,000 at $15,681,000 compared to $15,289,000 during the same period last year. The increase in net premium earned was due to a 3.3% increase in net premium earned in the P&C segment. The increase in P&C segment net earned premium was primarily attributable to a 10.9% increase in gross earned premium in our dwelling fire program. The increase in P&C net earned premium was partially offset by a 27.0% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2021 catastrophe reinsurance contract renewal. It should be noted that reinsurance cost is partially driven by total insured value which has a seasonal peak at mid-year. Our full year reinsurance cost is expected to be up approximately 30% in 2021 compared to last year.

We have implemented multiple rate increases to help offset the 29.4% reinsurance rate increase incurred with the 2021 renewal of our catastrophe reinsurance placement. We have focused on implementing rate increases in the states and programs most impacted by the increase in catastrophe reinsurance cost, primarily states with costal/hurricane exposure. With the rising costs of reinsurance taking effect on January 1, 2021, we have worked diligently to incorporate these increases into our rate filings as quickly as possible in 2021. We have completed and implemented all of the current year rate filings for most of our states and programs as of September 30, 2021 with increases taking effect at each annual policy renewal over the subsequent twelve months of renewals in each program. The average increase across all P&C states and programs is approximately 10.5%.

In addition to the rate increases, a re-underwriting project in our P&C subsidiary began during the fourth quarter of 2020 for policy renewals beginning in January 2021. In order to mitigate the impact of an increase in average claim cost due to inflation associated with increasing cost of home repairs and construction materials, we are currently re-underwriting our book of P&C business. We are placing particular focus on adequacy of property valuations to better reflect an increase in our average claim cost due to increases in building material and labor cost. Through this process of re-underwriting, we will work through substantially all of our annual policy renewals by December 31, 2021. The renewal rate on policies renewing in the first nine months of 2021 was approximately 91%, which is in line with our five year average renewal rate. While our policy risk count as of September 30, 2021 is down approximately 8.5% compared to September 30, 2020, P&C segment gross written premium is up 5.6% for the three months ended September 30, 2021 compared to the same period last year reflecting a higher average premium per policy. With the current expanded re-underwriting process just taking effect at 2021 policy renewal dates, this increase in written premium is expected to lead to increasing quarter over quarter earned premium through the fourth quarter of 2021 as the project nears completion.

Investment Gains:
Investment gains, for the three months ended September 30, 2021, were $11,000 compared to investment gains of $1,430,000 for the same period last year. For the three months ended September 30, 2021, realized gains on fixed maturities decreased $1,091,000 and was the primary reason for the $1,419,000 decrease in third quarter 2021 investment gains compared to third quarter 2020 investment gains.

Net Loss:
For the three months ended September 30, 2021, the Company had a net loss of $644,000, $0.25 loss per share, compared to a net loss of $778,000, $0.30 loss per share, for the same period last year. The primary reason for the $134,000 improvement in third quarter 2021 net loss, compared to the third quarter 2020 net loss, was a decrease in property and casualty insured losses. The $1,497,000 reduction in weather related claims in the P&C segment during the third quarter of 2021, compared to the third quarter of 2020, was the primary reason for the decline in claims.

Pretax Loss from Operations:
For the three months ended September 30, 2021, our pretax loss from operations was $820,000 compared to a pretax loss from operations of $2,413,000 for the three months ended September 30, 2020; an improvement of $1,593,000. As discussed above, a decrease in weather related claim activity in our P&C segment was the primary reason for the decrease in the loss from operations in the third quarter of 2021, compared to the same period last year. However, 2021 weather related losses were still elevated compared to historical averages, contributing to our year to date net loss.

P&C Segment Combined Ratio:
The P&C segment ended the third quarter of 2021 with a GAAP basis combined ratio of 108.8%. Reported catastrophe losses totaled $4,990,000 and added 34.7 percentage points to the combined ratio. In comparison, the P&C segment ended the third quarter of 2020 with a GAAP basis combined ratio of 118.7% with $5,319,000 in reported catastrophe losses increasing the combined ratio by 38.1 percentage points. Non-catastrophe wind and hail losses were down $1,168,000 for the three months ended September 30, 2021 compared to the same period in 2020. Reported non-catastrophe wind and hail losses, in the third quarter of 2021, totaled $1,808,000 and added 12.6 percentage points to the third quarter 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported in the third quarter of 2020 totaled $2,976,000 and added 21.3 percentage points to the third quarter 2020 combined ratio. Partially offsetting the decreases in reported weather related claims was an increase in reported fire losses of $202,000 during the third quarter of 2021 compared to the third quarter of 2020. Reported fire losses totaled $2,573,000, for the three months ended September 30, 2021, and added 17.9 percentage points to the 2021 combined ratio. In comparison, in the third quarter of 2020, reported fire losses totaled $2,371,000 and added 17.0 percentage points to the 2020 combined ratio.

Nine-month period ended September 30, 2021 compared to nine-month period ended September 30, 2020

Premium Revenue:
For the nine-month period ended September 30, 2021, net premiums earned were up $141,000 at $45,557,000 compared to $45,416,000 during the same period last year. The 4.6% increase in P&C segment gross earned premium was primarily attributable to an 8.4% increase in gross earned premium in the dwelling fire program in our P&C segment. Partially offsetting the increase in P&C segment gross earned premium was a 34.6% increase in reinsurance premium ceded due to an increase in reinsurance costs related to our 2021 catastrophe reinsurance contract renewal. As mentioned previously, the increased frequency of weather related losses over the past five years has driven the need to increase rates in states and programs that have been most impacted by this persistent pattern of severe weather to help offset our increased reinsurance cost.

Investment Gains:
Investment gains for the nine-month period ended September 30, 2021 were $752,000 compared to investment gains of $988,000 for the same period last year. The primary reason for the decline in investment gains, in 2021 compared to 2020, was a decrease in realized gains on fixed maturity investments of $1,001,000. Partially offsetting the decrease in realized investment gains on fixed maturities was a realized gain on equity securities totaling $357,000, in 2021, compared to no gains on equity securities in 2020 as well as an increase in fair value of equity securities of $516,000.

Net Loss:
For the nine months ended September 30, 2021, the Company had a net loss of $961,000, $0.38 loss per share, compared to a net loss of $6,364,000, $2.51 loss per share, for the same period last year. As mentioned previously, while we ended the first nine months of 2021 with a net loss, the primary reason for the improved results compared to the 2020 net loss, was a significant decrease in property and casualty insured losses. The decrease in P&C subsidiary losses was primarily driven by a decline in catastrophe losses from severe weather events.

Pretax Loss from Operations:
For the nine months ended September 30, 2021, our pretax loss from operations was $1,979,000 compared to a pretax loss from operations of $9,089,000 for the nine months ended September 30, 2020; a decrease in pretax loss of $7,110,000. As discussed above, a decrease in claim activity in our P&C segment was the primary reason for the improvement in our loss from operations, in the first nine months of 2021, compared to the same period last year. However, weather related claims remained elevated, particularly in the third quarter of 2021, due to the impact of Hurricane Ida as mentioned previously.

P&C Segment Combined Ratio:
The P&C segment ended the first nine months of 2021 with a GAAP basis combined ratio of 107.3%. Reported catastrophe losses totaled $10,679,000 and added 25.7 percentage points to the combined ratio. In comparison, the P&C segment ended the first nine months of 2020 with a GAAP basis combined ratio of 126.4% with $17,310,000 in reported catastrophe losses increasing the combined ratio by 41.8 percentage points. In addition, reported non-catastrophe wind and hail losses were down $1,467,000 in 2021 compared to 2020. Reported non-catastrophe wind and hail losses for the first nine months of 2021 totaled $5,097,000 and added 12.2 percentage points to the 2021 combined ratio. In comparison, non-catastrophe wind and hail losses reported during the first nine months of 2020 totaled $6,564,000 and added 15.8 percentage points to the 2020 combined ratio. Partially offsetting the decline in reported weather related claims was an increase in reported fire losses totaling $637,000. Reported fire losses for the first nine months of 2021 totaled $9,567,000 and added 23.0 percentage points to the 2021 combined ratio. In comparison, fire losses reported during the first nine months of 2020 totaled $8,930,000 and added 21.5 percentage points to the 2020 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	September 30, 2021	December 31, 2020
	Unaudited
Invested Assets	$113,195,000	$99,150,000
Cash	$9,285,000	$19,887,000
Total Assets	$163,259,000	$150,540,000
Policy Liabilities	$97,188,000	$82,869,000
Total Debt	$13,686,000	$13,677,000
Accumulated Other Comprehensive Income	$2,628,000	$3,585,000
Shareholders' Equity	$43,018,000	$45,366,000
Book Value Per Share	$16.98	$17.93

Invested Assets:
Invested assets at September 30, 2021 were $113,195,000 compared to $99,150,000 at December 31, 2020; an increase of 14.2%. The increase in invested assets was primarily due to an increase in new investments of positive cash flow from operations and partial re-investment of December 31, 2020 available cash. This was partially offset by a decline, primarily in market value of available-for-sale fixed maturity investments, of $1,830,000. This decline in market value of fixed maturity investments was primarily driven by an increase in intermediate and long-term market interest rates during 2021.

Cash:
The Company, primarily through its insurance subsidiaries, had $9,285,000 in cash and cash equivalents at September 30, 2021, compared to $19,887,000 at December 31, 2020. Cash decreased $10,602,000 in 2021 primarily due to the purchase of fixed maturity securities in our P&C subsidiary investment portfolio.

Total Assets:
Total assets at September 30, 2021 were $163,259,000 compared to $150,540,000 at December 31, 2020. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities. Due to an increase in market interest rates, fixed maturity investments classified as available-for-sale decreased in market value, partially offsetting the increase in new investments in 2021.

Policy Liabilities:
Policy related liabilities were $97,188,000 at September 30, 2021, compared to $82,869,000 at December 31, 2020; an increase of $14,319,000 or 17.3%. The primary reason for the increase in policy liabilities was a $5,148,000 increase in P&C segment unearned premium, in the first nine months of 2021, compared to the same period in 2020. The increase in unearned premium was primarily driven by a 8.1% increase in P&C segment gross written premium in 2021. This increase in gross written premium was primarily due to the impact of increased average policy premium as we began re-underwriting our P&C in-force policies starting with January 1, 2021 renewals, coupled with the implementation of rate increases across our core P&C product lineup.

Debt Outstanding:
Total debt was virtually unchanged at September 30, 2021 at $13,686,000 compared to $13,677,000 at December 31, 2020. Our debt is held at the holding company level.

Shareholders' Equity:
Shareholders' equity as of September 30, 2021 was $43,018,000, down $2,348,000, compared to December 31, 2020 Shareholders' equity of $45,366,000. Book value per share was $16.98 at September 30, 2021, compared to $17.93 per share at December 31, 2020; a decline of 5.3% or $0.95 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were a decrease in accumulated other comprehensive income of $957,000 and shareholder dividends paid of $456,000 as well as the net loss of $961,000.

The National Security Group, Inc. (NASDAQ:NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.